EXHIBIT 99.1

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800 Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
Dawson Geophysical Company Reports Third Quarter Results
With Twelve Crews Operating
MIDLAND, Texas, August 1, 2006 / PR Newswire / Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $41,524,000 for the quarter ending June 30, 2006, compared to $31,500,000 in the same quarter of fiscal 2005, an increase of 32 percent. Revenue growth was primarily the result of improved pricing and contract terms, increased crew productivity, and an increase in crew count as well as recording capacity. Weather conditions in the quarter had minor affects on operating results while crew downtime associated with delays in securing land access permits had more of an impact than in recent quarters.
Net income of $4,241,000 for the third quarter of fiscal 2006 exceeded net income of $3,357,000 in the same quarter of the prior year by 26 percent. The Company’s third quarter earnings per share of $0.56 was up 24 percent versus $0.45 reported in the same quarter of fiscal 2005. Included in the third quarter 2006 per share results are an increase in depreciation charges of 42 percent, or $1,006,000, compared to the same quarter prior year. EBITDA in the fiscal 2006 third quarter was $10,095,000 compared to $7,570,000 in the prior year quarter, an increase of 33 percent.
The Company had a working capital balance of $34,680,000 for the quarter ended June 30, 2006. The Company’s Board of Directors approved a budget of $37,000,000 for capital expenditures during the 2006 fiscal year, an increase of $2,000,000 since last reported, to fund its expansions as well as to fund general maintenance capital requirements. The Company continues to execute successfully its strategies and deliver improved financial results with a debt-free balance sheet.
Nine Month Results
For the nine months ended June 30, 2006 revenues were $117,059,000 compared to $79,574,000 for the same period in 2005, an increase of 47 percent. Net income for the nine-months increased 50 percent from $7,284,000 in 2005 to $10,892,000 in 2006. Comparative net income per diluted share for the nine months was up 30 percent, while weighted average diluted shares outstanding changed by 16 percent. EBITDA for the period was $26,406,000 in the nine-months of fiscal 2006 versus $16,001,000 in the same period of fiscal 2005, an increase of 65 percent.
Stephen C. Jumper, Dawson Geophysical President and Chief Executive Officer said: “Requests for services in all of our areas of operation are at an all-time high as our clients continue to seek to understand the geologic complexities of their oil and gas assets. It is a common belief that the ‘easy to find’ oil and gas reserves in the U.S. have been discovered and produced. We believe our complete package of seismic data acquisition and processing solutions are ideally suited to meet our clients’ growing needs for high resolution images as they continue their exploration for new reserves and exploitation of existing reservoirs.”
Operations Discussion
The Company continued its expansion during the fiscal third quarter with the deployment of an additional seismic data acquisition crew, the Company’s twelfth, which commenced operations in June of 2006. This addition is in response to the continued high demand for high-resolution 3-D seismic surveys as a result of continued exploration and development activity by the Company’s clients. The twelfth crew is equipped with a 5,000-channel ARAM ARIES recording system. The Company also operates six I/O RSR radio based and five I/O II MRX cable crews. Three of the MRX crews have been upgraded to I/O Image central electronics which increases the recording capacity of the cable based crews from 3,000 channels to 6,000 channels. The Company owns in excess of 65,000 recording channels and 95 vibrator energy source units.
The Company now has all twelve crews working with current operations in West Texas, South Texas, the Fort Worth Basin of Texas, Oklahoma, Utah, Wyoming, Arkansas, West Virginia, New York, and New Mexico.
L. Decker Dawson, Chairman of the Board, said: “Demand for the Company’s services continues at record levels with a current order book reflecting commitments through the end of calendar 2006 with several of the crews booked well into calendar 2007. The Company’s data processing operations also continued to show significant improvement during the third quarter of 2006 due to increased visibility of our Houston operation and quality performance.”
The Company has commenced operations under an agreement with WesternGeco, a subsidiary of Schlumberger, to provide Q-Land seismic data acquisition services in the Lower 48 United States. The Q-Land system is a unique integrated acquisition and processing system that is producing superior imaging results throughout the Middle East and North Africa. The Q-Land system uses 30,000 channels of finely spaced point-receivers to correctly sample both signal and noise. By removing noise, the resolution of the subsurface is dramatically increased. Under the terms of the agreement, the Company will provide crew personnel, energy source units, necessary vehicles, land access permitting, surveying and will serve as primary contractor. WesternGeco will provide survey design, the seismic recording system with operators, and all Q-Land data processing services. Both companies will share marketing services. The Company deployed the Q-Land recording system on an existing crew and is currently conducting operations in West Texas on a multi-client program for WesternGeco. The Company will continue to deploy the Q-Land system on an existing crew or additional crews as demand for the technology dictates.
Mr. Jumper concluded: “Company management is committed to its efforts to increase crew productivity, mitigate the impact of delays associated with land access agreements and unfavorable weather conditions, and explore the use of new technologies as we strive to provide our clients with enhanced, more cost effective subsurface images. With regard to our continued response to technological advances, we recently completed the data acquisition phase of a large 3-D multi-component seismic project in West Texas, our seventh such project in the last three years.”
About Dawson Geophysical Company
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
Forward-Looking Statements
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the

Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2005. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
EBITDA Reconciliation Discussion
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
     The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

Statements of Operations
(unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005
Operating revenues	$41,524,000	$31,500,000	$117,059,000	$79,574,000
Operating costs:
Operating expenses	30,378,000	22,878,000	87,625,000	61,100,000
General and administrative	1,117,000	1,409,000	3,558,000	3,192,000
Depreciation	3,393,000	2,387,000	9,557,000	5,519,000

	34,888,000	26,674,000	100,740,000	69,811,000

Income from operations	6,636,000	4,826,000	16,319,000	9,763,000
Other income:
Interest income	147,000	212,000	475,000	335,000
Interest expense	—	—	—	(65,000)
Gain (loss) on disposal of assets	(92,000)	149,000	44,000	149,000
Loss on sale of short-term investments	—	(4,000)	(17,000)	(4,000)
Other	11,000	—	28,000	239,000

Income before income tax	6,702,000	5,183,000	16,849,000	10,417,000

Income tax expense:
Current	(1,543,000)	(783,000)	(3,385,000)	(1,516,000)
Deferred	(918,000)	(1,043,000)	(2,572,000)	(1,617,000)

	(2,461,000)	(1,826,000)	(5,957,000)	(3,133,000)

Net income	$4,241,000	$3,357,000	$10,892,000	$7,284,000

Net income per common share	$0.56	$0.45	$1.45	$1.13

Net income per common share-assuming dilution	$0.56	$0.45	$1.44	$1.11

Weighted average equivalent common shares outstanding	7,535,615	7,445,525	7,508,871	6,446,607

Weighted average equivalent common shares outstanding-assuming dilution	7,614,507	7,540,963	7,586,117	6,542,479

Balance Sheets

	June 30,	September 30,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$787,000	$2,803,000
Short-term investments	11,364,000	20,326,000
Accounts receivable, net of allowance for doubtful accounts of $124,000 in June 2006 and $331,000 in September 2005	35,514,000	28,696,000
Prepaid expenses and other assets	749,000	1,127,000
Current deferred tax assets	43,000	1,229,000

Total current assets	48,457,000	54,181,000

Property, plant and equipment	154,524,000	124,478,000
Less accumulated depreciation	(71,847,000)	(64,532,000)

Net property, plant and equipment	82,677,000	59,946,000

	$131,134,000	$114,127,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,329,000	$6,601,000
Accrued liabilities:
Payroll costs and other taxes	650,000	1,198,000
Other	3,730,000	2,182,000
Deferred revenue	68,000	190,000

Total current liabilities	13,777,000	10,171,000

Deferred tax liablility	3,438,000	2,052,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 and 10,000,000 shares authorized in each period; 7,541,994 and 7,484,044 shares issued and outstanding in each period	2,514,000	2,495,000
Additional paid-in capital	82,107,000	80,987,000
Other comprehensive income, net of tax	(93,000)	(77,000)
Retained earnings	29,391,000	18,499,000

Total stockholders’ equity	113,919,000	101,904,000

	$131,134,000	$114,127,000

Reconciliation of EBITDA to Net
Income

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net Income	$4,241	$3,357	$10,892	$7,284
Depreciation	3,393	2,387	9,557	5,519
Interest expense	—	—	—	65
Income tax expense	2,461	1,826	5,957	3,133

EBITDA	$10,095	$7,570	$26,406	$16,001

Reconciliation of EBITDA to Net Cash Provided by
Operating
Activities

	Nine Months Ended
	June 30,
	2006	2005
	(in thousands)
Net cash provided by operating activities	$20,689	$11,342
Changes in working capital items and other	6,127	4,704
Non-cash adjustments to income	(410)	(45)

EBITDA	$26,406	$16,001